UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 12, 2013

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Marc Holliday

On September 12, 2013, SL Green Realty Corp. (the “Company”) entered into an amended and restated employment agreement and a new deferred compensation agreement with Marc Holliday, which supersede his previous employment agreement and deferred compensation agreement with the Company.

Under Mr. Holliday’s new employment agreement he will continue to serve as the Chief Executive Officer of the Company.  Mr. Holliday’s employment agreement has a term commencing on January 18, 2013 and ending on January 17, 2016; provided that, if a Change-in-Control occurs within 18 months prior to the scheduled expiration of the term, Mr. Holliday may elect to extend the term until the date that is 18 months after such Change-in-Control.  The agreement provides for an annual salary of no less than $1,050,000 and such annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Holliday for job performance during the term.  In addition to annual salary and bonuses, the agreement provides for annual contributions of notional stock units with a value equal to $550,000 for 2014 and $600,000 for 2015, to be made on January 18th of each respective year, into a deferred compensation account maintained on behalf of Mr. Holliday with vesting of each annual contribution occurring on January 17th of the following year subject to continued employment with the Company through the vesting date.  The agreement also provides that Mr. Holliday will be entitled to a percentage award allocation in any outperformance plan implemented during the employment period that is no less than his current percentage allocation in the Company’s 2011 Long-Term Outperformance Plan (the “2011 Outperformance Plan”).  Under the agreement, the Company is also obligated to maintain a life insurance policy for the benefit of Mr. Holliday’s beneficiaries in the face amount of $10 million, or if not available at reasonable rates, to self-insure Mr. Holliday up to the maximum cash severance payable under the agreement.

The employment agreement also provides that if Mr. Holliday’s employment is terminated by the Company without Cause or by Mr. Holliday for Good Reason during the term, Mr. Holliday will receive a cash severance payment equal to the sum of (1) his average annual base salary in effect during the preceding 24 months (“Average Annual Base Salary”), plus (2) a bonus equal to the average bonuses (including any equity awarded as bonus) paid to him for the two most recently completed fiscal years (“Average Annual Bonus”), plus (3) his average annual deferred compensation contribution during the preceding 24 months, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (“Average Deferred Compensation”), plus (4) a pro-rata bonus for the year in which Mr. Holliday’s employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Holliday’s Average Annual Bonus.  In such event, the agreement also provides that Mr. Holliday will receive monthly cash payments for 12 months equal to the monthly employer contributions that would have been made to provide health, dental and/or vision insurance to Mr. Holliday, and all of his outstanding equity awards (other than awards made under any outperformance plan, including the Company’s 2010 Notional Unit Long-Term Compensation Plan and the 2011 Outperformance Plan, which awards will be governed by their terms), any awards required to be granted upon his termination and all of his outstanding unvested deferred compensation contributions will fully vest upon termination.  In the event such a termination occurs before Mr. Holliday has received all of the equity awards the Company would have been required to make under the agreement during the term in order to avoid causing Good Reason to exist, as described below, Mr. Holliday will be entitled to receive such equity awards, the vesting of which will be fully accelerated, in connection with the termination of his employment. If such termination occurs in connection with or within 18 months after a Change-in-Control, then Mr. Holliday will be entitled to these same benefits and payments, except that (1) the cash severance payment that Mr. Holliday is entitled to will be three times the sum of Mr. Holliday’s Average Annual Base Salary, Average Annual Bonus and Average Deferred Compensation as opposed to one times such amount and (2) Mr. Holliday will be entitled to receive his benefits continuation payment for 24 months as opposed to 12 months.

Mr. Holliday’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with the Company, unless such termination occurs in connection with or within 18 months after a Change-in-Control.  The employment agreement also provides for certain payments and benefits if Mr. Holliday’s employment is terminated due to death or disability, although any payments or benefits due in connection with a termination due to death will be offset by the proceeds of the life insurance that the Company is required to maintain pursuant to the agreement.

All of the cash severance payments to be made under the employment agreement are to be made as lump sum payments at the time of termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits will be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Holliday, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Holliday’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Holliday.

The terms Cause, Good Reason and Change-in-Control, as used above to describe Mr. Holliday’s employment agreement, are specifically defined in Mr. Holliday’s employment agreement.  Among other things, the agreement provides that Good Reason will exist if the Company does not, on or before January 17 of each year during the term, grant Mr. Holliday awards for a total of 87,870 LTIP units in SL Green Operating Partnership, L.P., of which 60% will be subject to performance-based vesting, based on the goals described below, and the remaining 40% will be subject time-based vesting based on continued employment through January 17 of such year.  The vesting of the performance-based LTIP units to be granted each year is to be based continued employment through January 17 of such year and on the achievement of any of the following financial performance goals during the prior year (or on a cumulative basis from 2013): (1) 7% or greater increase in funds from operations on a per-share basis, (2) 7% or greater total return to stockholders or (3) total return to stockholders or percentage increase in funds from operations in the top 40% of a peer group of companies determined each year by the Company’s Compensation Committee.  All of the performance-based and time-based LTIP units will also include a restriction on transfer until the earlier of two years after vesting, termination of Mr. Holliday’s employment or a Change-in-Control. In addition, in order to avoid creating an opportunity for a successor to the Company to induce Mr. Holliday to terminate his employment without Good Reason following a Change-in-Control, Mr. Holliday will be entitled to receive cash compensation following a Change-in-Control at a per annum rate equal to the sum of his base salary in effect prior to the Change-in-Control plus his annual bonus and the value of his deferred compensation contributions and his equity awards (other than those granted under outperformance plans) that vested during the most recent fiscal year prior to the Change-in-Control, and the failure to pay such compensation after a Change-in-Control will constitute Good Reason.

If Mr. Holliday’s employment is terminated for any reason, he will be subject to certain noncompetition, nonsolicitation and nondisparagement obligations, as more particularly provided for in the employment agreement.

The discussion above is qualified in its entirety by reference to the copy of the employment agreement by and between the Company and Mr. Holliday and the deferred compensation agreement by and between the Company and Mr. Holliday, which are being filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Employment Agreement, dated as of September 12, 2013, by and between SL Green Realty Corp. and Marc Holliday.
10.2	Deferred Compensation Agreement (2013), dated as of September 12, 2013, by and between SL Green Realty Corp. and Marc Holliday.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Executive Vice President, Chief Legal Officer and General Counsel

Date: September 13, 2013

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